Exhibit 16.1

Deloitte & Touche LLP
550 South Tryon Street
Suite 2500
Charlotte, North Carolina 28202
USA
Tel: +1 704 887 1500
www.deloitte.com

July 2, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Tree.com, Inc.’s Form 8-K dated July 2, 2012, and have the following comments:

1.               We agree with the statements made in the first, third, fourth, fifth and sixth paragraphs of item (a).

2.               We have no basis on which to agree or disagree with the statement made in the second paragraph of item (a).

3.               We have no basis on which to agree or disagree with the statements made in item (b).

Yours truly,

/s/ Deloitte & Touche LLP

Member of
Deloitte Touche Tohmatsu Limited